UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2024

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26224	51-0317849
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1100 Campus Road
Princeton, NJ 08540
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities Registered Pursuant to Section12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, Par Value $.01 Per Share	IART	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Mojdeh Poul as President and Chief Executive Officer and Director

On November 4, 2024, Integra LifeSciences Holdings Corporation (the “Company”) announced the appointment of Mojdeh Poul to serve as its President and Chief Executive Officer. Ms. Poul is expected to join the Company on January 6, 2025 (the “Effective Date”). In this capacity, Ms. Poul will be the Company’s principal executive officer. In connection with her appointment as President and Chief Executive Officer of the Company, the Board of Directors of the Company (the “Board”) also appointed Ms. Poul as a director of the Board effective with the commencement of her employment, with her term expiring at the Company’s 2025 annual meeting of stockholders. Ms. Poul is not expected to serve on any standing committees of the Board.

Ms. Poul, 61, has over thirty years of experience leading global businesses and operations in large multinational organizations. From April 2019 to June 2022, Ms. Poul served as the Executive Vice President and Group President of 3M Company’s Healthcare Business, where she led the global P&L, strategy, manufacturing and commercial operations, and R&D for the $8.6 billion Healthcare Business Group. Prior to that, Ms. Poul held multiple leadership roles at 3M, including Executive Vice President of Safety & Graphics Business Group, President of 3M Canada, and President of two divisions within the 3M Healthcare Business Group. Before joining 3M in April of 2011, Ms. Poul held global business leadership roles of increasing responsibility with leading global medical technology companies, including Medtronic, Boston Scientific, and Teleflex Medical. Ms. Poul has served on the Board of Directors of Stanley Black and Decker since February of 2021, where she is a member of the audit and talent & compensation committees. She has also served on the Board of Directors of iRhythm Technologies, Inc. since June 2023 and Align Technology since December 2023, and is a member of the audit committee for each company. Ms. Poul holds an MBA from University of North Carolina at Chapel Hill as well as a Master of Engineering and B.S. in Mechanical Engineering from University of Louisville.

In connection with Ms. Poul’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Poul. The Employment Agreement will be effective as of the Effective Date, and the initial term expires on the third anniversary of the Effective Date, unless earlier terminated, and is subject to successive automatic one-year renewal terms unless either party gives timely written notice of termination.

Pursuant to the Employment Agreement, Ms. Poul is entitled to receive an annual base salary of $1,050,000. Ms. Poul will also be eligible for an annual bonus opportunity targeted at 125% of her annual base salary (the “Target Bonus”). Her actual bonus will be based on performance relative to the performance goals established under the annual bonus program by the Compensation Committee of the Board (the “Compensation Committee”). Ms. Poul’s base salary is subject to annual review and may be increased in the discretion of the Company. Consistent with Company policies, Ms. Poul, as an employee of the Company, will not be entitled to any compensation for her service as a director on the Board.

Ms. Poul also will receive a one-time grant of restricted stock units with a grant date value of $1,500,000 (the “Initial RSU Award”) on or following the Effective Date. The Initial RSU Award will vest in three substantially equal annual installments starting on the first anniversary of the Effective Date, subject to Ms. Poul’s continued employment with the Company through the applicable vesting dates. On or following the Effective Date, Ms. Poul will also receive a one-time grant of an option to purchase up to $1,500,000 of shares of the Company's common stock, at an exercise price per share to be equal to the closing price of the Company's common stock as reported by the Nasdaq Global Market on the grant date (the “Initial Option Award”) and will vest and become exercisable in four substantially equal annual installments starting on the first anniversary of the Effective Date, subject to Ms. Poul’s continued employment with the Company through the applicable vesting dates. In the first quarter of 2025, Ms. Poul shall also receive a performance-based restricted stock unit award with a grant date fair value of $3,000,000 (the “Initial PSU Award,” and together with the Initial RSU Award and the Initial Option Award, the “Initial Equity Awards”) with such terms and conditions as determined by the Compensation Committee and substantially similar to those applicable to performance-based restricted stock units granted to the Company’s senior executives in 2025. Each of the Initial Equity Awards will be granted under, and subject to, the Fifth Amended and Restated Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan, as amended (the “Plan”).

Ms. Poul also will receive, as a one-time employment commencement award distinct from the Initial Equity Awards, (i) a grant of restricted stock units with a grant date value of $750,000 (the “Commencement RSU Award”) and (ii) a grant of an option to purchase up to $750,000 of shares of the Company's common stock, at an exercise price per share to be equal to the closing price of the Company's common stock as reported by the Nasdaq Global Market on the grant date (the “Commencement Option Award”), each of which will be granted under the Plan on or following the Effective Date. The Commencement RSU Award will vest in three substantially equal annual installments starting on the first anniversary of the Effective Date and the Commencement Option Award will vest and become exercisable in four substantially equal annual installments starting on the first anniversary of the Effective Date, in each case subject to Ms. Poul’s continued employment with the Company through the applicable vesting dates.

Commencing in 2026, Ms. Poul will be eligible to receive annual equity-based awards, with the amount, form and mix of such award to be determined by the Compensation Committee in its discretion. Under the Employment Agreement, Ms. Poul shall receive a one-time payment of $250,000 to cover relocation expenses and Ms. Poul shall also be eligible to receive reimbursement of: (i) up to $50,000 in temporary housing expenses for up to six months; and (ii) up to $25,000 in legal fees and expenses actually incurred in connection with the drafting, review and negotiation of the Employment Agreement and any related agreements on or prior to the Effective Date.

Under the Employment Agreement, if Ms. Poul’s employment is terminated outside the context of a “change in control” by the Company for a reason other than death, disability, or “cause” or by Ms. Poul for “good reason,” Ms. Poul will be eligible to receive (i) a severance amount equal to 2.0 times her then-current annual base salary payable over the two-year period following such termination and (ii) a monthly cash payment equal to Ms. Poul’s monthly COBRA premium for up to 18 months following such termination.

If, within 24 months following a “change in control” of the Company, Ms. Poul terminates her employment for “good reason,” or her employment is terminated by the Company for a reason other than death, disability, or “cause,” Ms. Poul will be eligible to receive: (i) a single lump sum severance amount equal to 2.99 times the sum of Ms. Poul’s annual base salary and Target Bonus, (ii) a monthly cash payment equal to Ms. Poul’s monthly COBRA premium for up to 18 months following such termination, (iii) a single lump sum equal to the pro rata portion of Ms. Poul’s annual bonus for the year in which the termination occurs, and (iv) full accelerated vesting of all outstanding equity awards granted to Ms. Poul and, to the extent any outstanding equity award is a Company stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the expiration date set forth in the option agreement evidencing such option.

If Ms. Poul’s employment is terminated due to her death, then her estate will receive (i) a lump sum cash payment equal to Ms. Poul’s annual base salary, and (ii) Company-subsidized healthcare continuation coverage for up to 12 months after her death.

Ms. Poul’s right to receive the severance payments and benefits pursuant to the Employment Agreement (other than upon her death) is contingent on Ms. Poul’s execution and non-revocation of a general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Ms. Poul than receiving the full amount of such payments.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with her appointment, Ms. Poul also entered into the Company’s standard indemnification agreement (the “Indemnification Agreement”), the form of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2022. Pursuant to the terms of the Indemnification Agreement, the Company may be required, among other things, to indemnify Ms. Poul for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her services as an executive officer and director of the Company.

Other than with respect to the compensation matters described above, there are no arrangements or understandings between Ms. Poul and any other persons pursuant to which Ms. Poul was appointed as the Company’s President and Chief Executive Officer or as a director of the Company. There also are no family relationships between Ms. Poul and any director or executive officer of the Company and Ms. Poul has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Jan De Witte as President and Chief Executive Officer and Director

Ms. Poul will succeed Jan De Witte, who, as previously disclosed, informed the Company on February 27, 2024 of his intention to resign from his position as President and Chief Executive Officer and director of the Company following the completion of a succession process. In connection with the appointment of Ms. Poul, the Company and Mr. De Witte have mutually agreed that Mr. De Witte’s resignation as President and Chief Executive Officer and a director of the Company will be effective as of the Effective Date.

As previously disclosed, the Company and Mr. De Witte executed a letter agreement, dated February 27, 2024, in connection with his informing the Company of his intention to resign. Following the appointment of Ms. Poul, and pursuant to the terms of the letter agreement, the Company and Mr. De Witte entered into a consulting agreement which shall be effective as of the Effective Date. The terms and conditions of the consulting agreement are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024 (Film No.: 24690037). Such description does not purport to be complete and is qualified in its entirety by reference to the full text of the consulting agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Mr. De Witte’s resignation as President and Chief Executive Officer and director of the Company was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure

On November 4, 2024, the Company issued a press release announcing certain of the matters described under Item 5.02 of this Current Report on Form 8-K. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Information in this Item 7.01 and Exhibit 99.1 of Item 9.01 below shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act except as otherwise expressly stated in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement, dated November 4, 2024, by and between Integra LifeSciences Holdings Corporation and Integra LifeSciences Corporation and Mojdeh Poul

99.1 Press Release, dated November 4, 2024, issued by Integra LifeSciences Holdings Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: November 4, 2024	By:	/s/ Eric I. Schwartz
Eric I. Schwartz
	Title:	Executive Vice President, Chief Legal Officer and
Secretary